Exhibit (a)(1)(M)

Second Supplement to Offer to Purchase dated June 29, 2007 for Cash up to 1,167,400 Shares of Common
Stock of Hudson Technologies, Inc. at a Purchase Price of
$1.12 Per Share

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The Offer to Purchase, dated June 29, 2007, the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”) and related exhibits to the Schedule TO of Hudson Technologies, Inc. (“Company”), as amended and supplemented by Supplement dated July 2, 2007, relating to the Company’s offer to purchase up to 1,167,400 shares of its Common Stock, are hereby further amended to clarify that, for purposes of the Tender Offer and the related exhibits to the Company’s Schedule TO, including but not limited to the Letter of Transmittal;

a) Shareholders who own beneficially or of record more than 100 shares may tender up to 100% of these shares, subject to the odd lot and proration provisions in the Offer; and

b) The Tender Offer is hereby extended pursuant to Section 15 of the Offer to Purchase and will expire at 5:00 PM, Eastern Time, on September 7, 2007, unless further extended as described in Section 15.

August 7, 2007